                                April 22, 1997

                              P R O S P E C T U S

                              UROMED CORPORATION

             $69,000,000 of 6% Convertible Subordinated Notes due
                        October 15, 2003 (the "Notes")
                  (Interest payable April 15 and October 15)
                                     and
               An Indefinite Number of Shares of Common Stock,
             No Par Value, Issuable Upon Conversion of the Notes
                                  ___________

     This Prospectus ("PROSPECTUS") relates to the Offering for resale of $69,000,000 aggregate principal amount of the outstanding 6% Convertible Subordinated Notes due October 15, 2003, of UroMed Corporation, a Massachusetts corporation (the "COMPANY"), and the shares (the "CONVERSION SHARES") of common stock, no par value per share (the "COMMON STOCK"), of the Company which are issuable upon conversion of the Notes. The Notes are subject to an Indenture, dated as of October 15, 1996 (the "INDENTURE"), between the Company and State Street Bank and Trust Company, as Trustee (the "TRUSTEE"). The Notes and Conversion Shares may be offered from time to time by the holders thereof (the "SELLING SECURITYHOLDERS"). See "Plan of Distribution." Information concerning the Selling Securityholders may change from time to time and, to the extent required, will be set forth in Supplements to this Prospectus.

   The aggregate principal amount of Notes that may be offered by the Selling Securityholders pursuant to this Prospectus is $69,000,000. As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $69,000,000. The Notes are convertible into Common Stock initially at a conversion rate of 75.2941 shares per U.S.$1,000 principal amount of Notes, subject to adjustment upon the occurrence of certain events, at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased. Interest on the Notes is payable on April 15 and October 15 of each year, commencing on April 15, 1997, with payment in full of the principal amount of the Notes due on October 15, 2003.

     On or after October 15, 1999, the Notes are redeemable, in whole or in part, at the option of the Company at the redemption prices set forth herein, plus accrued interest. If less than all of the Notes are to be redeemed, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date (as defined in the Indenture), by the Trustee from the outstanding Notes not previously called for redemption, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or any integral multiple thereof) of the principal amount of Notes of a denomination larger than $1,000. See "Description of Notes -- Optional Redemption."

     The Notes are unsecured obligations of the Company and are subordinated in the right of payment to all existing and future Senior Debt (as such term is hereinafter defined under "Description of Notes -- Subordination") of the Company and are expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Debt. There is no Senior Debt (as defined in the Indenture) outstanding as of the date hereof. In addition, the Notes will be effectively subordinated in right of payment to all indebtedness and other liabilities that may be incurred by any subsidiary of the

Company. The Company has no subsidiaries as of the date hereof. The Indenture will not restrict the incurrence of any indebtedness, including Senior Debt, by the Company or any subsidiary thereof.


     All of the Notes were initially issued and sold to Goldman, Sachs & Co., PaineWebber Incorporated and J.P. Morgan Securities Inc. (the "PURCHASERS") pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), provided by Section 4(2) thereof. The Notes were sold simultaneously by the Purchasers in transactions exempt from the registration requirements of the Securities Act in the United States to persons reasonably believed by the Purchasers to be Qualified Institutional Buyers as defined in Rule 144A under the Securities Act, to a limited number of institutional investors that are accredited institutional investors within the meaning of Rule 501(a) under the Securities Act, and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.
The Company has not and does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system.


     The Selling Securityholders, who include one of the Purchasers, as principals for their own account, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Notes and Conversion Shares from time to time on terms to be determined at the time of sale. Such dealers may include the Purchasers.
See "Plan of Distribution." The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Notes or Conversion Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. For information concerning indemnification arrangements between the Company and the Selling Securityholders, see "Plan of Distribution."


     The Common Stock is traded on the Nasdaq National Market under the symbol "URMD." On April 21, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was U.S. $4.00 per share.


     The Company will not receive any of the proceeds from the resale of the Notes or Conversion Shares. The Company has agreed to bear certain expenses in connection with the registration and sale of the Notes and Conversion Shares being offered by the Selling Securityholders.

                                 ___________

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS EVALUATING ANY INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                 ___________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                  ___________

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT

IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.


                PRICE TO PUBLIC  UNDERWRITING DISCOUNTS   PROCEEDS TO SELLING
                                     AND COMMISSIONS        SECURITYHOLDERS
Per Share             (l)               (1)(2)(3)                (1)(2)
Total                 (1)               (1)(2)(3)                (1)(2)

(1) The Selling Securityholders may from time to time effect the sale of the Notes and Conversion Shares at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

    See "Plan of Distribution" and "Selling Securityholders."

(2) The Selling Securityholders will receive all of the net proceeds from the sale of the Notes and Conversion Shares and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Selling Securityholders and any broker-dealers, agents or underwriters who participate in the distribution of the Notes and Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution." The Company will not receive any proceeds from the sale of the Notes or the Conversion Shares.

(3) Expenses of preparing and filing the Registration Statement of which this Prospectus forms a part and all post-effective amendments to the Registration Statement and/or supplements to this Prospectus will be borne by the Company. In the event of a firm underwritten offering of some or all of the Notes and Conversion Shares, the Selling Securityholders participating in such underwritten offering will be responsible for any expenses customarily borne by selling securityholders, including, without limitation, underwriting discounts and commissions.


                The date of this Prospectus is April 22, 1997.

                                TABLE OF CONTENTS


Available Information. . . . . . . . . . . . . . . . . . . . . . . . . .  4
Incorporation of Certain Documents by Reference. . . . . . . . . . . . .  5
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Recent Events. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Ratio of Earnings to Fixed Charges . . . . . . . . . . . . . . . . . . . 13
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Selling Securityholders. . . . . . . . . . . . . . . . . . . . . . . . . 13
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Description of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . 31
United States Taxation . . . . . . . . . . . . . . . . . . . . . . . . . 33
Validity of Securities . . . . . . . . . . . . . . . . . . . . . . . . . 37
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37


                              AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "COMMISSION"). Such reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (upon payment of prescribed rates) at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Company's Common Stock is listed on The Nasdaq Stock Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http:/www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed a Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") under the Securities Act with the Commission with respect to the Notes and Conversion Shares being offered pursuant to this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. For further information with respect to the Company and the Notes and Conversion Shares being offered pursuant to this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

     Upon request, the Company will provide without charge to each person to whom a copy of this Prospectus has been delivered a copy of any information that was incorporated by reference in the Prospectus (other than exhibits to documents, unless such exhibits are specifically incorporated by reference into the information incorporated by reference in the Prospectus). The Company will also provide upon specific request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of all documents filed from time to time by the Company with the Commission pursuant to the Exchange Act. Requests for such copies should be directed to Kristen Galfetti, Investor Relations Specialist, 64 A Street, Needham, Massachusetts 02194. Telephone requests may be directed to Ms. Galfetti at (617)
433-0033.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     There is incorporated herein by reference the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1996 filed with the Commission pursuant to Section 13(a) of the Exchange Act, and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes and Conversion Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY


     UroMed Corporation (the "COMPANY" or "UROMED") is focused on the development, manufacture and marketing of products for the management of urological and gynecological disorders. The Company's first three products, the Reliance-R-(1) Insert (the "RELIANCE INSERT"), the Impress-TM- Softpatch (the "IMPRESS SOFTPATCH") and the recently acquired Introl-R-Bladder Neck Support Prosthesis (the "INTROL DEVICE")(2), are intended for the management of certain types of female urinary incontinence ("UI"). UI is the loss of bladder control resulting in the involuntary leakage of urine in amounts considered to be a social or personal problem. According to published sources, there are more than 10.0 million UI sufferers in the United States, of which approximately 85% are women. The Company has initially identified a target market of approximately 1.5 million UI sufferers whose UI condition is of a level such that management by the use of the Reliance Insert would be medically appropriate and who meet certain target demographics. The Impress Softpatch is designed for a broader group of approximately 3.5 million additional UI sufferers in the United States whose UI condition is mild to moderate. The Company's executive offices are located at 64 A Street in Needham, Massachusetts 02194. Its telephone number is (617) 433-0033.

                                RISK FACTORS

     AN INVESTMENT IN THE NOTES AND CONVERSION SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE NOTES OR CONVERSION SHARES OFFERED HEREBY.

UNCERTAINTY OF MARKET ACCEPTANCE OF THE RELIANCE INSERT, IMPRESS SOFTPATCH AND INTROL DEVICE



     Each of the Reliance Insert, the Impress Softpatch and the Introl Device represents a new approach to managing certain types of female UI, and there can be no assurance that any of such products will gain any significant degree of market acceptance. The Company believes that recommendations by physicians will be essential for market acceptance of the Reliance Insert, the Impress Softpatch and the Introl Device, which will be marketed on a prescription basis, and there can be no assurance that any such recommendations, if such recommendations are forthcoming, will be followed.

_____________________________

(1)Reliance-R- is a registered trademark for the Company's balloon-tipped device.

(2)Introl-R- is a registered trademark for the Company's intravaginal device.

In addition, there can be no assurance that the Reliance Insert, the Impress Softpatch or the Introl Device will be accepted by female UI sufferers in the United States or abroad. The Reliance Insert must be inserted into the urethra. Accordingly, some female UI sufferers may not be willing to use the device. Furthermore, the Reliance Insert and the Introl Device and, to a lesser degree, the Impress Softpatch may not be appropriate for use by UI patients who lack sufficient dexterity or who suffer from other physical or mental conditions that could have an impact on the safe and efficacious use of the devices. Certain transitory adverse effects such as hematuria (incidence of blood in the urine), urinary tract infection, device migration and anatomical findings such as irritation of the mucosa, were evident in varying degrees in the Company's clinical trials of the Reliance Insert. The observation of such adverse effects in patients, or the perception that the product could cause any such adverse effects, could have the effect of discouraging some potential users of the Reliance Insert. The Reliance Insert, the Impress Softpatch and the Introl Device are each patient-managed therapies and as such patients may at any time decide to discontinue their use. During the course of the Company's clinical trials of the Reliance Insert, a considerable number of the patients enrolled in the trials chose to discontinue use of the Reliance Insert prior to the end of a complete year for a variety of reasons, including discomfort and, in some cases, urinary tract infections, experienced while using the device. The Company expects that patients will experience a foreign-body sensation, and in some cases, discomfort, during acclimation and use of the product. Results of the clinical trials of the Impress Softpatch indicated that some patients experienced slight tissue irritation after use of that device and that 48% of the patients were unable to report that they were completely dry when using the device. Although the safety and efficacy of the Reliance Insert, the Impress Softpatch and the Introl Device were each deemed to be sufficient for clearance by the FDA, there can be no assurance that any of such products will continue to prove to be safe and effective over the long-term and after wider use. Finally, the pricing of the Reliance Insert, the Impress Softpatch and the Introl Device in the United States and in many foreign markets has not yet been finally determined, and the pricing policies of the Company and its European distributors could adversely impact market acceptance of these products as compared to competing products and treatments.



     Any of the foregoing factors, or other factors, including the availability or non-availability of third-party reimbursement, could limit or detract from market acceptance of the Company's products in the United States and abroad. Insufficient market acceptance of the Reliance Insert, the Impress Softpatch or the Introl Device owuld have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON TWO PRODUCTS


     The Company expects to derive substantially all of its revenues for the next several years from sales of the Reliance Insert and the Impress Softpatch. The Company's failure to commercialize successfully both of these products would have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not expect that commercialization of other new products will be feasible without a substantial, continuing commitment to research and development for an extended period of time or acquisitions of new properties, or both. Also, the development of any new products may require that such products will be subject to clinical trials and regulatory clearance or approval before commercialization. There can be no assurance as to whether or when commercialization of other products might begin or as to the likelihood that any such initiative would be successful.


LIMITED MANUFACTURING CAPABILITY AND EXPERIENCE


     The Company has limited experience in manufacturing commercial quantities of its Reliance Insert and has not manufactured significant quantities of any other products, including the Impress Softpatch and has not yet manufactured the Introl Device. In addition, the Company is currently unable, due in part to the current volume of production, to manufacture Reliance Inserts at a cost below the price at which such products are currently being sold to the Company's European distributors and domestic customers. In order to successfully commercialize the Reliance Insert in the United States and abroad, the Company will have to reduce per-unit manufacturing costs while maintaining the extremely high quality standards required. In addition, the Company may have to increase its manufacturing capacity to support expected demand for the Reliance Insert generated by sales to direct customers in the United States and sales to the Company's distributors in Europe during the second half of 1997. Moreover, in the event that demand for the Reliance Insert is greater than expected, the Company may not be able to develop additional manufacturing capacity to produce quantities of the Reliance Insert sufficient to supply such requirements in a timely fashion. In the event that the Company's planned expansion of its manufacturing capacity is delayed for any reason due to problems encountered during such expansion, the Company may be unable to produce quantities of the Reliance Insert to fulfill its commitments to its European distributors or the demand of the United States market. The Company has not yet developed any capacity to manufacture the Impress Softpatch or the Introl Device, and has not yet been able to demonstrate that it will be able to manufacture the Impress Softpatch or the Introl Device or to develop such capacity on a cost-effective basis. Even if the Company does develop such capacity, it may not be able to develop sufficient capacity to produce the quantities of the Impress Softpatch or the Introl Device that may be required to support sales of either. In order to develop sufficient additional manufacturing capacity, the Company will have to make substantial capital expenditures on additional units of the Company's automated assembly equipment for the Reliance Insert and new equipment to manufacture the Impress Softpatch, and expand the Company's existing manufacturing facility into space currently used for other functions, or acquire additional manufacturing space at other locations. In the event that the Company is unable to manufacture sufficient quantities of the Reliance Insert, the Impress Softpatch or the Introl Device to support its obligations under its European marketing and sales agreements and ultimately to support sales in the United States, the Company may be required to enter into arrangements with third parties to manufacture these products. These other manufacturers may not be able to manufacture the Reliance Insert, Impress Softpatch or the Introl Device on commercially acceptable terms or in quantities sufficient to permit the successful commercialization of such products.

DEPENDENCE ON OTHERS FOR COMPONENTS AND RAW MATERIALS


     Certain of the raw materials for the manufacture of the Reliance Insert and the Impress Softpatch are available only from single sources, and certain of the components of the Reliance Insert are manufactured by third parties. Interruptions in supplies of raw materials or components of the Reliance Insert may occur as a result of business risks particular to such suppliers or the failure of the Company and any such supplier to agree on satisfactory terms. Such sources may also decide for reasons beyond the control of the Company, such as concerns about potential medical product liability risk in general, to cease supplying such materials or components for use in medical devices generally. In the event of such an interruption, alternative sources of raw materials or components may be limited. The Company is currently a party to supply agreements with only some of its key suppliers and may not be able to obtain agreements with some of its suppliers of raw materials or components if it so desires. In the event that the Company replaces its current raw materials used in the Reliance Insert or Impress Softpatch with alternative materials, such product, as modified, may require new FDA and other regulatory approvals, and additional clinical and other testing may be required in order to obtain such approvals. Any interruption in the supply of raw materials currently used by the Company or any components incorporated in the Reliance Insert, or the usage of any alternative raw materials, would have a material adverse effect on the Company's business, financial condition and results of operations.

LACK OF MARKETING AND SALES EXPERIENCE; DEPENDENCE ON EUROPEAN MARKETING AND SALES AGREEMENTS

     Although the FDA has cleared the Reliance Insert, the Impress Softpatch and the Introl Device for marketing in the United States, the Company has sold only limited amounts of the Reliance Insert in the United States and has not sold the Impress Softpatch or the Introl Device. The Company developed a direct marketing and sales group in the United States for its products and has begun to commercialize the Reliance Insert internationally through marketing and sales agreements. However, there can be no assurance that the Company has built an effective sales force, will be able to continue to attract and retain a qualified marketing and sales group in the United States, or otherwise design and implement an effective marketing and sales strategy for the Reliance Insert, the Impress Softpatch, the Introl Device or any future product developed by the Company.


     The Company believes that a portion of its future product revenue will be derived from certain European markets including Germany, France, The Netherlands, the United Kingdom, Sweden, Norway, Denmark and Finland. The Company has entered into marketing and sales agreements with several European companies providing for the marketing and sale of the Reliance Insert in these countries on an exclusive basis. In general, pursuant to these agreements, the Company is required to provide sufficient quantities of Reliance Inserts for sale by its European distributors, and the Company's European distributors are permitted to market and sell the Reliance Insert in such countries at prices and in a manner determined by such companies. There can be no assurance that the Company's European distributors will be able to successfully market and sell the Reliance Insert in their respective countries, that they will devote sufficient resources to support the market launch of the Reliance Insert in those countries, or that they will market the Reliance Insert at prices that will permit it to gain market acceptance in their respective territories. In addition, these agreements impose certain obligations upon the Company relating to delivery of commercial quantities of the Reliance Insert, the maintenance of product liability insurance and the clinical performance of the Reliance Insert. Failure or inability of the Company to comply with any of these obligations under these agreements could permit the Company's distributors to terminate their respective agreements. In addition, there can be no assurance that each or any of these distributors will perform its obligations under its respective agreement with the Company. Any such termination or non-performance, or any failure by the Company's

European distributors to effectively market the Reliance Insert in their respective territories, will have a material adverse impact on the Company's ability to market and sell the Reliance Insert in these territories, and perhaps other territories, including the United States. The Company has not entered into any distribution arrangements with respect to the Impress Softpatch or the Introl Device for the European market or elsewhere, and does not currently have a marketing strategy that would enable it to undertake commercialization of the Impress Softpatch or the Introl Device in Europe on a unilateral basis. In the event that the Company is successful in developing satisfactory distribution arrangements in one or more European markets for the Impress Softpatch or the Introl Device, such distribution arrangements will be subject to risks and uncertainties similar to those of the Company's existing relationships with respect to the Reliance Insert.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; PROFITABILITY UNCERTAIN

     Since inception in October 1990, the Company has been primarily engaged in research and development of the Reliance Insert. The Company acquired the Impress Softpatch technology in May 1996 and acquired the product line and associated license rights to the Introl Device in April 1997. The Company has experienced significant operating losses since inception and, as of March
31, 1997, had an accumulated deficit of $79.6 million, including $30.2 million relating to the acquisition of the Impress Softpatch technology and related expenses. In addition, the development and commercialization by the Company of the Reliance Insert, the Impress Softpatch, the Introl Device and other new products, if any, will require substantial product development expenditures for the foreseeable future. The Company's future profitability is dependent upon its ability to successfully commercialize these products. There can be no assurance that the Company will generate sufficient revenue to pay interest and principal on the Notes or to achieve continued profitability. The Company expects its operating losses to increase over the foreseeable future and there can be no assurance that the Company will be profitable in the future or that the Company's existing capital resources and any funds provided by future operations will be sufficient to fund the Company's needs, or that other sources of funding will be available.


LACK OF DISTRIBUTION EXPERIENCE; UNCONVENTIONAL DISTRIBUTION SYSTEM


     The Company has limited experience in distributing units of its products to its ultimate consumers. In Europe, where nearly all of the sales of the Company's products have been made to date, the Company relies on the distribution systems of third party distributors. In addition, the distribution system that the Company has developed in the United States is designed as a direct-to-consumer system in which the Company expects that most of its sales will be made over the telephone during calls originating with the consumer, rather than in sales directly to pharmacies. These orders would be filled directly by the Company. The Company is aware of no other medical device manufacturer who has employed such a distribution strategy in the United States. There can be no assurance that the Company's distribution system, will be successful in filling orders made by the Company's customers on a timely, accurate and cost-effective basis, or that the Company's consumers will be willing to telephone orders to the Company directly. In addition, as a licensed pharmacy, the Company's fulfillment center in Nashua, New Hampshire is subject to state and federal regulation of its operations. Any significant failure by the Company to fulfill orders for its products on an accurate and timely basis, or otherwise to meet ongoing licensing requirements, could result in a suspension or loss of its license and interruption of its distribution activities, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION AND TECHNOLOGICAL ADVANCES

     The incontinence product industry is highly competitive. The Company's ability to compete in the UI management field will depend primarily upon physician and consumer acceptance of the Reliance Insert, the Impress Softpatch and the Introl Device, consistency of product quality and delivery, price, technical capability and the training of health care professionals and consumers. Other factors within and outside the Company's control will also affect its ability to compete, including its product development and innovation capabilities, its ability to obtain required regulatory clearances, its ability to protect the proprietary technology included in its products, its manufacturing, marketing and distribution capabilities and its ability to attract and retain skilled employees. Certain of the Company's competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources.

RISKS RELATING TO FDA OVERSIGHT AND OTHER GOVERNMENT REGULATION

     The medical devices currently being manufactured, or proposed to be manufactured, by the Company, including the Reliance Insert, the Impress Softpatch and the Introl Device, and the facilities at which the Company manufactures its products, are subject to regulation by the FDA and, in many instances, by comparable agencies in the foreign countries in which these devices are distributed and sold. Although approval to market the Reliance Insert and clearance to market the Impress Softpatch and the Introl Device in the United States has been granted by the FDA, the process of obtaining regulatory approvals for the marketing and sale of any additional products, or the modification of existing products, by the Company could be costly and time-consuming and there can be no assurance that such approvals will be granted on a timely basis, if at all. The regulatory process may delay the marketing of new products for lengthy periods, impose substantial additional costs and furnish an advantage to competitors who have greater financial resources. Moreover, regulatory approvals for new or modified products, if granted, may include significant limitations on the indicated uses for which a product is marketed. In addition, the extent of potentially adverse governmental regulations that might arise from future legislative, administrative or judicial action cannot be determined. The final approval granted by the FDA for marketing the Reliance Insert in the United States was conditioned upon final labeling review, which has been completed, and an undertaking to complete a five-year post-marketing study covering 150 patients designed to determine (i) the degree of urinary tract infection associated with use of the device, including type and frequency of symptomatic bacteriuria, and (ii) the long-term effect of use of the device on urethral integrity. If the FDA were to believe that the Company is not in compliance with applicable law and regulations, the FDA could take one or more of the following actions: withdraw previously approved applications; require notification to users regarding newly found, unreasonable risks; request the repair, refund or replacement of faulty devices; request corrective advertisements, formal recalls or temporary marketing suspension; refuse to review or clear applications to market any of the Company's future products in the United States or to allow the Company to enter into government supply contracts; or institute legal proceedings to detain or seize products, enjoin future violations or assess criminal penalties against the Company, its officers or employees. Civil penalties for Food, Drug and Cosmetic Act violations may be assessed by the FDA in lieu of or in addition to instituting legal action. Any such action by the FDA could result in disruption of the Company's operations for an indeterminate period of time. The Company's manufacturing facility in Needham, Massachusetts, the operations conducted there, and any future manufacturing facilities developed or acquired by the Company and any operations conducted there are subject to on-going inspections by the FDA. The Company registered the facility with the FDA in connection with its Pre-Market Approval application for the Reliance Insert and FDA representatives inspected the facility and operations prior to granting approval of such application. Although the Company's facility passed inspection in connection with this approval, as a registered manufacturing facility subject to "Good Manufacturing Practices" ("GMP"), this facility is subject to future inspections no less frequently than once every two years. Any revocation of the Company's approval for marketing either the Reliance Insert, the Impress Softpatch or the Introl Device, or any material product recall or loss of certification of the Company's manufacturing facility, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company is also subject to regulation under federal, state and local regulations regarding maintenance of a licensed pharmacy, work place safety, environmental protection and hazardous and controlled substance controls, among others. The Company cannot predict the extent of government regulations or impact of new government regulations which might have an adverse effect on the production and marketing of the Company's products.


RISK OF INADEQUATE FUNDING; FUTURE CAPITAL FUNDING

     The Company plans to continue to expend substantial funds on expansion of its manufacturing facilities or acquisition of additional manufacturing facilities, marketing and distribution of its products, research and product development and pursuit of regulatory approvals. The Company also intends to invest in additional equipment in order to establish sufficient manufacturing capabilities to supply commercial volumes of its Reliance Insert and Impress Softpatch in the United States and abroad. Changes in technology or sales growth beyond currently contemplated manufacturing capabilities will require further capital investment. There can be no assurance that the Company's existing capital resources and any funds generated from future operations will be sufficient to finance any required investment or pay interest and principal of the Notes or that other sources of funding will be available. In addition, future sales of substantial amounts of the Company's securities in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its securities.

UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY

     The Company's ability to compete effectively will depend, in part, on its ability to develop and maintain proprietary aspects of its technology. There can be no assurance as to the validity of the United States patents held by the Company with respect to the technology underlying the Reliance Insert, the validity of the United States patents with respect to the technology underlying the Impress Softpatch, or as to the degree of protection offered by these patents. There can be no assurance that the Company's patents will not be challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use and sell its products either inside or outside the United States. The defense and prosecution of patent litigation or other legal or administrative proceedings related to patents is both costly and time-consuming, even if the outcome is favorable to the Company. During the pendency of any such proceedings, the Company may be restrained, enjoined or otherwise limited in its ability to make, use or sell a product incorporating the patents or technology that are the subject of such claim, which would have a material adverse effect on the Company's business, financial condition and results of operations. An adverse outcome in any such proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others or require the Company to cease making, using or selling any products. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on terms acceptable to the Company, if at all.


     The Company also relies on unpatented proprietary technology and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's unpatented proprietary technology. In addition, the Company cannot be certain that others will not independently develop substantially equivalent or superseding proprietary technology, or that an equivalent product will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. There can be no assurance that any confidentiality agreements between the Company and its employees or consultants will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information. Finally, there can be no assurance that the Company's Reliance trademark, the Company's Introl trademark or any trademarks registered for the Impress Softpatch will provide meaningful protection.


PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE

     The manufacture and sale of medical products and the conduct of clinical trials using new technology entail the risk of product liability claims. There can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities which it might incur in connection with the clinical trials of the Company's Reliance Insert, the commercialization of the Reliance Insert in the United States and in Europe or the contemplated commercialization of the Impress Softpatch or the Introl Device. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of product liability claims brought against the Company in excess of its insurance coverage would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any claims, even if not ultimately successful, could adversely affect the market acceptance of the Company's products.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent upon a number of key scientific and management personnel (most of whom do not have employment agreements providing for a fixed term of employment). The loss of the services of one or more key individuals would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success will also depend on its ability to attract and retain other highly qualified scientific and management personnel. The Company faces competition for such personnel and there can be no assurance that the Company will be able to attract or retain such personnel.

UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT

     In the United States and many foreign countries, third-party reimbursement is currently generally available for surgical procedures for incontinence, but generally unavailable for patient-managed products such as diapers and pads. As part of its near-term marketing plan in the United States, the Company does not believe it will obtain government or private insurance reimbursement for its Reliance Insert, Impress Softpatch or Introl Device and that the prospect of substantial third-party reimbursement for any of such devices in the United States may be difficult. In Europe, the Company and its European distributors have agreed to adopt a strategy of pursuing reimbursement for the use of the Reliance Insert in each of their respective territories where it is appropriate. The availability of third-party reimbursement for the Reliance Insert in Europe varies from country to country. While the Company has received notice that full reimbursement for the use of the Reliance Insert will be provided by the relevant German, Swedish and Norwegian governmental authorities and by certain authorities covering much of Denmark and Finland, it is unclear whether reimbursement will be available for the Reliance Insert in the remainder of Denmark or Finland, or whether reimbursement will be available for the Reliance Insert in France, The Netherlands or the United Kingdom. It is also unclear whether or not such reimbursement approvals that the Company has received may at some point in the future be reversed. The Company has not yet established a strategy with respect to seeking reimbursement for the Impress Softpatch outside of the United States. In addition, the Company has not yet established a strategy with respect to seeking reimbursement for the Introl Device inside or outside of the United States. If third-party reimbursement is unavailable in the relevant European country or in the United States, consumers will have to pay for the Reliance Insert, Impress Softpatch or Introl Device themselves, resulting in greater relative out-of-pocket cost of such therapies as compared to surgical procedures and other management options for which third-party reimbursement is available. Changes in the availability of third-party reimbursement for the Reliance Insert, Impress Softpatch or Introl Device, for products of the Company's competitors or for surgical procedures may affect the pricing of the Company's products or the relative cost to the consumer. The Company is not able to predict the effect that the availability or unavailability of third-party reimbursement for the Reliance Insert, Impress Softpatch or Introl Device may have on the commercialization of such products abroad or in the United States.

INTERNATIONAL SALES AND OPERATIONS RISKS

     The Reliance Insert is currently being marketed and sold by the Company's European distributors in Germany, Sweden, Denmark, Norway, The Netherlands, the United Kingdom and Finland and the Company intends to sell the Reliance Insert in France through its French distributor. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies often establish product standards different from those in the United States and any inability to obtain foreign regulatory approvals on a timely basis would have an adverse effect on the Company's international business and its financial condition and results of operations. Additionally, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates and difficulties in obtaining export licenses. International sales of the Reliance Insert in the fourth quarter of 1996 were lower than expected and the Company expects that international sales of the Reliance Insert will be minimal for at least the first half of 1997. There can be no assurance that the Company will be able to successfully commercialize the Reliance Insert, the Impress Softpatch or Introl Device or any future product in any foreign market.

VOLATILITY OF MARKET PRICES

     The market price of the Common Stock and Notes may be highly volatile. Factors such as quarter-to-quarter variations in the Company's operations or financial performance and announcements of technological innovations or new products, results of clinical trials or other regulatory or reimbursement events by the Company or its competitors or any of its or their regulators could cause the market price of the Common Stock or Notes to fluctuate significantly. In addition, in recent years the stock markets in general, and the market prices for medical technology companies in particular, have experienced significant volatility, which often may have been unrelated to the operating performance of the affected companies. Such volatility may adversely affect the market price of the Common Stock or Notes.

CERTAIN CHARTER AND BY-LAW PROVISIONS MAY AFFECT MARKET PRICES

     The Company's Restated Articles of Organization and the Company's Amended and Restated By-Laws contain provisions that may have the effect of making it more difficult for a third party to acquire control of, or of discouraging acquisition bids for, the Company. This could limit the price that certain investors might be willing to pay in the future for shares of Common Stock or the Notes. See "Description of Capital Stock."

CERTAIN MASSACHUSETTS LAWS MAY AFFECT MARKET PRICES

     Certain Massachusetts laws contain provisions that may have the effect of making it more difficult for a third party to acquire control of, or of discouraging acquisition bids for, the Company. These laws include Chapter 110F of the Massachusetts General Laws, which prohibits certain "business combinations" with "interested stockholders," and Chapter 110D, entitled "Regulation of Control Share Acquisitions." These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock or the Notes. See "Description of Capital Stock."

EFFECT OF ISSUANCE OF PREFERRED STOCK

     Shares of preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire control of, or of discouraging acquisition bids for, the Company. This could limit the price that certain investors might be willing to pay in the future for shares of Common Stock or the Notes. See "Description of Capital Stock."

ABSENCE OF TRADING MARKET; TRANSFER RESTRICTIONS

     There is no existing trading market for the Notes and there can be no assurance as to the liquidity of any such market that may develop, the ability of the holders of Notes to sell such securities, the price at which the holders of Notes would be able to sell such securities or whether a trading market, if it develops, will continue. If such a market were to exist, the Notes could trade at prices higher or lower than their principal amount depending on many factors, including prevailing interest rates, the market for similar securities and the operating results of the Company. Each purchaser of Notes offered hereby in making its purchase will be deemed to have made certain acknowledgments, representations and agreements. Transfers of Notes and Common Stock issuable upon conversion of the Notes are subject to certain restrictions.

CONCENTRATION OF OWNERSHIP

     As of December 31, 1996, directors and officers of the Company and their affiliates owned approximately 24% of the outstanding Common Stock
(including options to purchase Common Stock exercisable within 60 days of such date). As a result, such persons have the ability to assert significant influence over the Company and the direction of its affairs and business.

ABSENCE OF DIVIDENDS

     The Company has not paid cash dividends and does not anticipate doing so for the foreseeable future. See "Price Range of Common Stock and Dividend Policy."

SHARES AVAILABLE FOR FUTURE SALE

     The future sale of shares of the Company's Common Stock could have an adverse effect on the market price of the Common Stock or the Notes. Not including the registration statement related to this Prospectus, the Company currently has two effective registration statements on file with the Securities and Exchange Commission initially covering the resale of up to an aggregate of 8,519,538 shares of Common Stock held by certain current shareholders of the Company. Of these 8,519,538 shares, 6,184,512 shares are covered by a registration statement which was declared effective in October 1995 registering shares of Common Stock held by 73 holders. These shares, representing shares of Common Stock issued upon the conversion of the Company's previously outstanding convertible preferred stock, were registered at the request of the holders of such shares. All of these shares, with the exception of 1,641,257 shares held by an affiliate of the Company, may be sold currently under Rule 144(k) under the Securities Act without regard to volume or other limitations. The remaining 2,335,026 shares, which were issued to the former shareholders of Advanced Surgical Intervention, Inc. in connection with the acquisition of the Impress Softpatch technology in May 1996, are covered by a registration statement which was declared effective in June 1996. These shares are held by approximately 273 holders, with the largest number of shares held by any single holder thereunder being approximately 252,000 shares. The Company believes that many of the shares covered by these registration statements have been sold in the open market prior to the date hereof. All of the shares covered by these registration statements are freely tradeable in the open market without volume limitations. As of December 31, 1996 the Company also had options outstanding to purchase an aggregate of 1,546,858 shares of Common Stock and had an additional 1,064,720 shares of Common Stock reserved for issuance of options which may be granted and exercised under the Company's existing employee benefit plans. Any shares of Common Stock issued upon the exercise of such outstanding options or any options granted in the future will be, upon issuance, freely tradeable on the open market, subject in some cases to the volume limitations imposed by Rule 144 under the Securities Act. As of December 31, 1996, the Company had reserved 5,195,391 shares of Common Stock for issuance upon conversion of the Notes.

RECENT EVENTS

     On April 7, 1997, the Company acquired the product line, all associated license rights and all other rights of Johnson & Johnson Medical, Inc. and certain of its affiliates (collectively, "Johnson & Johnson") to the Introl Device. The Introl Device is a prescription intravaginal device which is designed to elevate the bladder neck to its normal anatomical position, simulating the effect of bladder neck suspension surgery. The Introl Device has been cleared for marketing in the United States by the FDA and in certain other countries.



RATIO OF EARNINGS TO FIXED CHARGES

     As a result of the losses incurred by the Company since inception, earnings have been insufficient to cover fixed charges. The following table sets forth the dollar amount by which earnings did not cover fixed charges for the periods indicated (amounts in thousands):

FISCAL YEAR ENDED DECEMBER 31


 1991       1992     1993     1994     1995     1996
 $580      $1,634   $3,708   $7,993   $9,712   $47,660
 ----      ------   ------   ------   ------   -------

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of the net loss plus fixed charges. Fixed charges consist of interest expense and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of an interest factor.

                               USE OF PROCEEDS

     The Notes and any Conversion Shares offered by the Selling
Securityholders are not being sold by the Company, and the Company will not receive any proceeds from the sale thereof.

                          SELLING SECURITYHOLDERS

     The Notes were issued and sold by the Company to Goldman, Sachs & Co., PaineWebber Incorporated, and J.P. Morgan & Co. (the "PURCHASERS") on October 15, 1996, pursuant to a private placement, and were acquired by the Selling Securityholders in connection with resale transactions with the Purchasers pursuant to Section 4(z) of the Securities Act, Rule 144A, Regulation D or Regulation S under the Securities Act or from other holders acquiring such Notes from prior holders thereof.

     The Selling Securityholders may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and the Common Stock issued upon conversion of the Notes. The term Selling Securityholder includes the holders listed below and the beneficial owners of the Notes and their transferees, pledges, donees or other successors.


     The following table sets forth information with respect to the record holders of the Notes as of January 7, 1997. It has been prepared based on information furnished to the Company by or on behalf of the Selling Securityholders. Each of Goldman, Sachs & Co., PaineWebber Incorporated, and J.P. Morgan & Co. maintain ongoing business relations with the Company and in connection therewith provides investment banking services to the Company for which they receive customary fees. None of the other Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company.

                                 Principal                Shares of       Percent of         Shares of
                                 Amount of    Percent of  Common          Common             Common
                                 Notes Owned  Notes Out-  Stock that      Stock              Stock Owned
Name of Selling Securityholder   ($000)       standing(%) May be Sold(1)  Outstanding(%)(1)  After Offering
-------------------------------  -----------  ----------  --------------  --------------     --------------
The TCW Group Inc.                  2,170        3.14         163,388              *                   -

Zazove Convertible Fund, L.P.         800        1.16          60,235              *                   -

United National Life Insurance         55        0.08           4,141              *                   -

Lincoln National Life Insurance     2,845        4.12         214,211              *                   -

Lincoln National Convertible
Securities Fund                     1,380        2.00         103,905              *                   -

Weirton Trust                         320        0.46          24,094              *                   -

Decl. of Trust for the Defined
Benefit Plans of Zeneca
Holdings, Inc.                        300        0.43          22,588              *                   -

Decl. of Trust for the Defined
Benefit Plans of ICI American
Holdings, Inc.                        450        0.65          33,882              *                   -

Delaware State Employees'
Retirement Fund                     1,750        2.54         131,764              *                   -

General Motors Employees
Domestic Group Trust                7,000       10.14         527,058              *                   -

Hillside Capital Incorporated,
Corporate Account                     100        0.14           7,529              *                   -

Thermo Electron Balanced
Investment Fund                       450        0.65          33,882              *                   -

The SMM Company B.V.                  450        0.65          33,882              *                   -

Goldman, Sachs & Co.               15,179       22.00       1,142,889            4.14                  -

Catholic Mutual Relief Society
of America Retirement Plan:
Trust                                 200        0.29          15,059              *                   -

Hartford Fire Insurance
Company                               400        0.58          30,118              *                   -

Employers' Reinsurance
Company                               750        1.09          56,470              *                   -

Putnam Convertible Oppor-
tunities and Income Trust             370        0.54          27,859              *                   -

New Hampshire State
Retirement System                     500        0.72          37,647              *                   -

Putnam Convertible Income-
Growth Trust                        3,200        4.64         240,941              *                   -

Putnam Balanced Retirement
Fund                                  200        0.29          15,059              *                   -

Museum of Fine Arts, Boston            80        0.12           6,024              *                   -

Boston College Endowment              190        0.28          14,306              *                   -

Promutual                             420        0.61          31,623              *                   -

OCM Convertible Trust               2,880        4.17         216,847              *                   -

Delta Airlines Master Trust         2,010        2.91         151,341              *                   -

State Employees' Retirment
Fund of the State of Delaware         710        1.03          53,459              *                   -

State of Connecticut Combined
Investment Funds                    1,400        2.03         105,412              *                   -

Hughes Aircraft Company
Master Retirement Trust               480        0.70          36,141              *                   -

Offshore Strategies Ltd.              400        0.58          30,118              *                   -

Laterman & Co.                        140        0.20          10,541              *                   -

Laterman Strategies 90's LP           260        0.38          19,576              *                   -

Bond Fund Series -
Oppenheimer Bond Fund for
Growth                              2,250        3.26         169,412              *                   -

United National Insurance
Company                                55        0.08           4,141              *                   -



General Motors Employees
Domestic Group Pension Trust,
Mellon Bank, N.A., as Trustee       6,000        8.70         451,764             *                    -

Allstate Insurance Company          1,500        2.17         112,941             *                    -

United National Insurance
Company                                55        0.08           4,141             *                    -

Dean Witter Convertible
Securities Trust                    2,750        3.99         207,059             *                    -

Paloma Securities L.L.C.               50        0.07           3,765             *                    -

SUBTOTAL:                         $60,499       87.68%      4,555,218          14.67                   -

Unnamed holders of Notes and
Conversion Shares or any future
transferees, pledgees, donees or
successors of or from any such
unnamed holder.                     8,501       12.32%        640,075           2.36                *(3)

-----------------------------------------------------------------------------------------------------

TOTAL:                            $69,000         100%      5,195,287         216.39                  0

______________________________

     *  Less than 0.1%

     (1) Represents the number of Conversion Shares into which the Notes listed for such Selling Securityholder in this table are convertible as of the date of this Prospectus. Prior to this Offering of the Notes and the Conversion Shares, none of the Selling Securityholders owned any shares of Common Stock. Due to rounding, this column does not exactly total the aggregate number of Conversion Shares initially issuable upon conversion of the Notes, which is 5,195,293.


     (2) Percentage of Common Stock Outstanding is calculated using the number of shares outstanding on March 31, 1996 plus the number of Conversion Shares into which the Notes listed for such Selling Stockholder in this table are convertible as of the date of this Prospectus.

     (3) Assumes that the unnamed holders of Offered Securities or any future transferees, pledgees, donees, or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

     The per share conversion price and, therefore, the number of Conversion Shares issuable upon conversion of the Notes is subject to adjustment under certain circumstances. Accordingly, the number of Conversion Shares issuable upon conversion of the Notes may increase or decrease. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act.

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes or Conversion Shares issuable upon conversion of the Notes, no estimate can be given as to the amount of the Notes or Conversion Shares of Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, since the date on which the Selling Securityholders provided the information regarding their holdings of Notes, they may have sold, transferred or otherwise disposed of all or a portion of their Notes in transactions exempt from the registration requirements of the Securities Act.

                             PLAN OF DISTRIBUTION

     This Prospectus relates to the resale of $69,000,000 of Notes issued on October 15, 1996, and the resale of the shares (the "CONVERSION SHARES") of Common Stock issuable upon conversion of Notes. This Prospectus does not cover the initial issuance of shares of Common Stock upon conversion of the Notes. The Notes and Conversion Shares may be offered from time to time by the Selling Securityholders.

     The Selling Securityholders, acting as principals for their own accounts, may sell all or a portion of the Notes or Conversion Shares from time to time on any exchange on which such securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or Conversion Shares which may be offered hereby and beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Conversion Shares for whom they may act as agent. To the extent required, the aggregate principal amount of Notes and number of Conversion Shares to be sold hereby, the names of the Selling Securityholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying Supplement to this Prospectus. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Conversion Shares offered by them hereby will be the purchase price of such Notes or Conversion Shares of Common Stock less discounts and commissions, if any. The Company will not receive any of the proceeds from the resale of the Notes or Conversion Shares offered hereby.


     To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Securityholders and any broker, dealer or underwriter regarding the sale of the Notes or Conversion Shares by the Selling Securityholders. There is no assurance that any Selling Securityholders will sell any of the Notes or Conversion Shares offered by it hereunder or that any of Selling Securityholder will not transfer, devise or gift such Notes or Conversion Shares by other means not described herein.



     The Notes and the Conversion Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.


     The outstanding Common Stock is listed for trading on the Nasdaq
National Market, and the Company currently intends to apply for listing of the Conversion Shares on the Nasdaq National Market. The Notes are currently eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc. The Notes are not expected to remain eligible for trading through the PORTAL market after the effectiveness of the Registration Statement relating to this Prospectus. The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system. There is no assurance as to development or liquidity of any trading market that may develop for the Notes.

     Each of Goldman, Sachs & Co., Paine Webber Incorporated and J.P. Morgan Securities, Inc. have engaged in transactions with and performed various investment banking and other services for the Company in the past, and may do so from time to time in the future.

     In order to comply with the securities laws of certain states, if applicable, the Notes and Conversion Shares offered hereby will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the Notes or Conversion Shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Securityholders and any brokers-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or Conversion Shares offered hereby may be deemed to be "Underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or Conversion Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Notes and Conversion Shares offered hereby by the Selling Securityholders to the public, other than the broker's commissions and underwriting discounts and commissions.

                             DESCRIPTION OF NOTES

     THE NOTES WERE ISSUED UNDER AN INDENTURE, DATED AS OF OCTOBER 15, 1996 (THE "INDENTURE"), BETWEEN THE COMPANY AND STATE STREET BANK AND TRUST COMPANY, AS TRUSTEE (THE "TRUSTEE"), COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE CORPORATE TRUST OFFICE OF THE TRUSTEE IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK. WHEREVER PARTICULAR DEFINED TERMS OF THE INDENTURE (INCLUDING THE NOTES AND THE VARIOUS FORMS THEREOF) ARE REFERRED TO, SUCH DEFINED TERMS ARE INCORPORATED HEREIN BY REFERENCE (THE NOTES BEING REFERRED TO IN THE INDENTURE AS "SECURITIES"). THE FOLLOWING SUMMARIES OF CERTAIN PROVISIONS OF THE INDENTURE DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE DETAILED PROVISIONS OF THE NOTES AND THE INDENTURE, INCLUDING THE DEFINITIONS THEREIN OF CERTAIN TERMS.

GENERAL

     The Notes are unsecured subordinated obligations of the Company, limited to $69,000,000 aggregate principal amount and having a date of maturity of October 15, 2003. Payment in full of the principal amount of the Notes will be due on October 15, 2003 and will be payable at a price of 100% of the principal amount thereof.

     The Notes bear interest at 6% per annum from October 15, 1996, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1997, until the principal thereof is paid or made available for payment, to the Person in whose name the Note (or any Predecessor Note) is registered at the close of business on the preceding April 1 or October 1, as the case may be. Interest on the Notes at such rate will be computed on the basis of a 360-day year of twelve 30-day months. Additional interest may be payable on the Notes in the amounts, and under the circumstances, described under "--Registration Rights" below.

     The Notes will be convertible into Common Stock initially at the conversion rate of 75.2941 shares per $1,000 principal amount of Notes subject to adjustment upon the occurrence of certain events described under "--Conversion Rights," at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased.

     The Notes are redeemable at the option of the Company, at any time on or after October 15, 1999, in whole or in part, at the redemption prices set forth below under "--Optional Redemption," plus accrued interest to the redemption date. The Notes also are subject to repurchase by the Company at the option of the Holders in the event of a change of control of the Company, as described below under "--Repurchase at Option of Holders Upon a Change In Control."

     Most of the Notes were initially offered and sold to qualified institutional buyers in reliance on Rule 144A ("RULE 144A NOTES"). The Notes were also offered and sold in offshore transactions in reliance on Regulation S ("REGULATION S NOTES") and to institutional accredited investors in reliance upon exemptions from the registration requirements of the Securities Act other than Rule 144A and Regulation S ("OTHER NOTES"). The Rule 144A Notes and Regulation S Notes were initially issued in global (i.e., book-entry) form, while the Other Notes were issued in certificated (i.e., not in book-entry) form. See "--Form, Denomination, Transfer, Exchange and Book-Entry Procedures."

     The principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be surrendered for registration of transfer, exchange and conversion, at the office or agency of the Company in The Borough of Manhattan, The City of New York. In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. See "--Payment and Conversion." Payments, transfers, exchanges and conversions relating to beneficial interests in Notes in book-entry form will be subject to the procedures applicable to global Notes described below.

     The Company appointed the Trustee at its Corporate Trust Office as paying agent, transfer agent, registrar and conversion agent for the Notes. In such capacities, the Trustee is responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes represented by each Global Note (as defined below) and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest in respect of the Notes received by the Trustee from the Company are duly paid to DTC or its nominees, (iii) transmitting to the Company any notices from Holders of the Notes, (iv) accepting conversion notices and related documents and transmitting the relevant items to the Company and (v) delivering certificates for Common Stock issued on conversion of the Notes.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     The Notes were issued in fully registered form, without interest coupons, in minimum denominations of $1,000 and integral multiples thereof. Furthermore, purchasers of Other Notes were subject to a minimum initial purchase obligation of $100,000 for each such purchaser. Notes were not issued in bearer form. Notes sold were issued only against payment in immediately available funds.

     RULE 144A AND REGULATION S NOTES. The Rule 144A Notes were initially represented by one or more Notes in registered, global form without interest coupons (collectively, the "RESTRICTED GLOBAL NOTE"). The Regulation S Notes were initially represented by one or more Notes in registered, global form without interest coupons (collectively, the "REGULATION S GLOBAL NOTE" and, together with the Restricted Global Note, the "GLOBAL NOTES"). The Global Notes were deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     The Rule 144A Notes (including beneficial interests in the Restricted Global Note) are subject to certain restrictions on transfer and such Notes bear the following legend:


     THE SECURITIES EVIDENCED HEREBY AND THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) BY ANY INITIAL INVESTOR THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT,
(1) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER ACQUIRING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION COMPLYING WITH RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXCEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR (B) BY ANY INITIAL INVESTOR THAT IS A QUALIFIED INSTITUTIONAL BUYER OR BY ANY SUBSEQUENT INVESTOR, AS SET FORTH IN CLAUSE (A) ABOVE OR TO AN INSTITUTION THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) IN A TRANSACTION EXCEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE (A) AND (B), IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS, SECURITIES OWNED BY AN INITIAL INVESTOR THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER MAY NOT BE HELD IN BOOK-ENTRY FORM AND MAY NOT BE TRANSFERRED WITHOUT CERTIFICATION THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS, AS PROVIDED IN THE INDENTURE REFERRED TO BELOW."


     The Regulation S Notes bear the following legend:

     THIS NOTE AND THE COMMON STOCK ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON, UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below under "--Exchanges of Book-Entry Notes for Certificated Notes." In addition, beneficial interests in the Restricted Global Note may not be exchanged for beneficial interests in the Regulation S Global Note or vice versa except in accordance with the transfer and certification requirements described below under "--Exchanges between the Restricted Global Note and the Regulation S Global Note."

     OTHER NOTES. Other Notes will be issued only in registered, certificated (I.E., not in book-entry) form without interest coupons. Other Notes will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." Other Notes may not be exchanged for beneficial interests in any Global Note except in accordance with the transfer and certification requirements described below under "--Exchanges of Certificated Notes for Book-Entry Notes."

     EXCHANGES BETWEEN THE RESTRICTED GLOBAL NOTE AND THE REGULATION S GLOBAL NOTE. Beneficial interests in the Restricted Global Note may be exchanged for beneficial interests in the Regulation S Global Note and vice versa only in connection with a transfer of such interest. Such transfers are subject to compliance with the certification requirements described below.

     A beneficial interest in the Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, only upon receipt by the Trustee of a written certification on behalf of the transferor (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 904 of Regulation S or (if available) Rule 144 under the Securities Act (a "REGULATION S GLOBAL NOTE CERTIFICATE") and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or CEDEL.

     Any beneficial interest in one of the Global Notes that is exchanged for an interest in the other Global Note will cease to be an interest in such Global Note and will become an interest in the other Global Note.
Accordingly, such interest will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

     Any exchange of a beneficial interest in the Regulation S Global Note for a beneficial interest in the Restricted Global Note or vice versa will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian ("DWAC") system. Accordingly, in connection with any such exchange, appropriate adjustments will be made in the records of the Security Registrar to reflect a decrease in the principal amount of such Regulation S Global Note and a corresponding increase in the principal amount of such Restricted Global Note or vice versa, as applicable.

     EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES. A beneficial interest in a Global Note may not be exchanged for a Note in certificated form unless (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and in either case the Company thereupon fails to appoint a successor Depositary, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any certificated Note issued in exchange for an interest in the Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

     EXCHANGES OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES. Other Notes, which will be issued in certificated form, may not be exchanged for beneficial interests in any Global Note unless such exchange occurs in connection with a transfer of such Other Notes that complies with Rule 144A, in the case of an exchange for an interest in the Restricted Global Note, or Regulation S or (if available) Rule 144, in the case of an exchange for an interest in the Regulation S Global Note. In addition, in connection with any such exchange and transfer, the Trustee must have received on behalf of the transferor a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as applicable. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the Security Registrar to reflect an increase in the principal amount of the relevant Global Note.

CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL NOTES. THE DESCRIPTIONS OF THE OPERATIONS AND PROCEDURES OF DTC, EUROCLEAR AND CEDEL THAT FOLLOW ARE PROVIDED SOLELY AS A MATTER OF CONVENIENCE. THESE OPERATIONS AND PROCEDURES ARE SOLELY WITHIN THE CONTROL OF THE RESPECTIVE SETTLEMENT SYSTEMS AND ARE SUBJECT TO CHANGES BY THEM FROM TIME TO TIME. THE COMPANY TAKES NO RESPONSIBILITY FOR THESE OPERATIONS AND PROCEDURES AND URGES INVESTORS TO CONTACT THE SYSTEM OR THEIR PARTICIPANTS DIRECTLY TO DISCUSS THESE MATTERS.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("PARTICIPANTS") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("INDIRECT PARTICIPANTS").

     DTC has advised the Company that its current practice, upon the issuance of the Restricted Global Note and the Regulation S Global Note, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

     AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Except in the limited circumstances described above under "--Exchanges of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes.

     Investors may hold their interests in the Restricted Global Note directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. Investors may hold their interests in the Regulation S Global Note through CEDEL or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold their interests in the Regulation S Global Note through organizations other than CEDEL and Euroclear that are participants in the DTC system. CEDEL and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in the Regulation S Global
Note in customers' securities accounts in the depositories' names on the books of DTC. All interests in a Global Note, including those held through Euroclear or CEDEL, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL will also be subject to the procedures and requirements of such system. Transfers and exchanges of interests in a Global Note will also be subject to the procedures described above under "--Exchanges between the Restricted Global Note and the Regulation S Global Note," if applicable.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Except for trades involving only Euroclear and CEDEL participants, interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer and exchange restrictions applicable to the Notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.

     Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the DTC settlement date.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below and the conversion of Notes) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and CEDEL, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and CEDEL, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

PAYMENT AND CONVERSION

     The principal of the Notes will be payable in U.S. dollars, against surrender thereof at the office or agency of the Company designated by it for such purpose in the Borough of Manhattan, The City of New York, and at any other office or agency of the Company maintained for such purpose, in U.S. currency by dollar check or by transfer to a dollar account (such a transfer to be made only to a Holder of an aggregate principal amount of Notes in excess of $2,000,000 and only if such Holder shall have furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date) maintained by the Holder with a bank in the United States. Payment of interest on a Note may be made by dollar check mailed to the address of the person entitled thereto as such address shall appear in the Security Registrar, or, upon written application by the Holder to the Security Registrar setting forth instructions not later than the relevant Record Date, by transfer to a dollar account (such a transfer to be made only to a Holder of an aggregate principal amount of Notes in excess of $2,000,000 and only if such Holder shall have furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date) maintained by the Holder with a bank in the United States.

     Any payment on a Note due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close.

     Notes may be surrendered for conversion at the office or agency of the Company in the Borough of Manhattan, The City of New York, at any other office or agency of the Company maintained for such purpose and at the office or agency of any additional conversion agent appointed by the Company. In the case of Global Notes, conversion will be effected by DTC upon notice from the holder of a beneficial interest in a Global Note in accordance with its rules and procedures. Notes surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described below under "-Conversion Rights."

REGISTRATION RIGHTS

     The holders of the Notes and the Common Stock issuable upon conversion thereof are entitled to the benefits of a Registration Rights Agreement, dated as of October 15, 1996, between the Company and the Purchasers (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has, at its expense, filed a shelf registration statement (the "Shelf Registration Statement") with the Commission with respect to resales of the Notes and the Common Stock issuable upon conversion thereof (collectively, the "Registrable Securities") and agreed for the benefit of the Holders from time to time and the holders from time to time of the Common Stock issued upon conversion thereof that it will, at its expense,
(i) use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective by the Commission as promptly as practicable but within 180 days after the first date of original issuance of the Notes, and (ii) use its reasonable best efforts to maintain such Shelf Registration Statement continuously effective under the Securities Act until the date (the "Expiration Date") which is the earliest of the dates described in the following clauses (a), (b) and (c): (a) the third annual anniversary of the later of the (x) date of the effectiveness of the Shelf Registration Statement (the "effective time") and (y) the latest date of original issuance of the Notes, (b) such time as all Registrable Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement, transferred pursuant to Rule 144 under the Securities Act or other wise transferred in a manner that results in a new security not subject to transfer restrictions under the Securities Act being delivered pursuant to the Indenture and (c) such time as, in the opinion of counsel, all of the Registrable Securities held by nonaffiliates of the Company are eligible for resale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act and the legend described under "Notice to Investors" has been removed from such Registrable Securities. Notwithstanding the foregoing, the Company will be permitted to suspend the use of the prospectus that is part of the Shelf Registration Statement for a period not to exceed 30 days in any three month period or 60 days in any 12 month period (with any such period referred to as a "blackout period"), if the Board of Directors of the Company shall have determined in good faith that it is in the best interests of the Company to suspend such use and the Company provides the Holders with written notice of such suspension.

The Shelf Registration Statement was declared effective on April 11, 1997. In the event that the Shelf Registration Statement ceases to be effective or the Company suspends the use of the prospectus that is part of the Shelf Registration Statement (whether pursuant to a blackout period or otherwise) at any time after the effective time and prior to the Expiration Date for a period in excess of 60 days, whether or not consecutive, during any 12-month period, then the interest rate borne by the Notes shall increase by an additional one-half percent (0.50%) of the principal amount thereof per annum from and including the 61st day of ineffectiveness or suspension to but excluding the first day on which the Shelf Registration Statement thereafter becomes effective or the prospectus becomes available for use. Any reference herein, or in the Indenture or the Notes, to interest shall be deemed also to refer to any additional interest that may be payable as described in this paragraph.


     The Registration Rights Agreement provides that holder of 33 1/3% of the Registrable Securities may elect to have one underwritten offering of Registrable Securities. The managing underwriter(s) for any such offering must be selected by Holder of 50% of the Registrable Securities to be included in the underwritten offering and must be reasonably acceptable to the Company.

     The Company will pay all fees and expenses incident to the filing of the Shelf Registration Statement and maintaining its effectiveness for resales of Registrable Securities. In addition, in the event of an underwritten offering, the Company will pay the fees and expenses incurred by it in connection with such offering including those of its independent counsel and accountants, and will also pay up to a maximum of $75,000 for the fees and expenses of a single counsel selected by holders of not less than 25% of the Registrable Securities included in such offering to represent them in connection with such offering. The holders participating in such offering will be responsible (on a pro rata basis based on the principal amount of Registrable Securities included in such offering) for all fees and expenses of such counsel in excess of $75,000. Except as provided in the preceding sentence, each holder of Registrable Securities included in the Shelf Registration Statement will be responsible for all underwriting discounts and commissions payable in connection with the sale of such holders of Registrable Securities and any other fees and expenses incurred by it in connection with the Shelf Registration Statement.

     In the Registration Rights Agreement, the Company has agreed to indemnify the holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act, provided that any holder seeking indemnification did not use a prospectus during a blackout period or an outdated prospectus after the Company has provided such holder an updated prospectus, and each holder of Registrable Securities included in the Shelf Registration Statement is obligated to indemnify the Company, any other holder and any underwriters participating in the offering of Registrable Securities against any liability with respect to information furnished by such holder in writing to the Company (including the information in a Selling Securityholder's Questionnaire) expressly for use in the Shelf Registration Statement.

     This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of the form of which will be made available to holders of Notes (i) for inspection at the offices of the Company specified above or at the Corporate Trust Office of the Trustee in the City of New York or (ii) upon request to the Company.

CONVERSION RIGHTS

     The Holder of any Note will have the right, at the Holder's option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into shares of Common Stock at any time following October 15, 1996 unless previously redeemed or repurchased, at a conversion rate of
75.2941 shares per $1,000 principal amount of Notes (the "CONVERSION RATE") subject to adjustment as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date or Repurchase Date for such Note, unless the Company defaults in making the payment due upon redemption or repurchase, as the case may be.

     The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the office or agency of the Company in the Borough of Manhattan, The City of New York, at any other office or agency of the Company maintained for such purpose and at the office or agency of any additional conversion agent appointed by the Company, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Trustee and any conversion agent. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share or, at the Company's option, rounded up to the next whole number of shares; such certificate will be sent by the Trustee to the Conversion Agent for delivery to the Holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and non-assessable and may bear restrictive legends governing their transfer as provided in the Indenture.

     Any Note surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Notes (or portions thereof) called for redemption on a Redemption Date or repurchasable on a Repurchase Date occurring, in either case, within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Notes being surrendered for conversion. The interest payable on any Interest Payment Date with respect to any Note (or portion thereof, if applicable) which has been called for redemption on a Redemption Date, or is repurchasable on a Repurchase Date, occurring, in either case, during the period from the close of business on the Regular Record Date next preceding such Interest Payment Date to the opening of business on such Interest Payment Date, which Note is surrendered for conversion (in whole or in part) during such period, shall be paid upon conversion to the Holder in an amount equal to the interest that would have been payable on the portion of such Note that is being called for redemption or is being repurchased and is being converted if such portion had been converted as of the close of business on such Interest Payment Date. The interest so payable on any Interest Payment Date in respect of any Note (or portion thereof, as the case may be) which has not been called for redemption on a Redemption Date, or is not eligible for repurchase on a Repurchase Date, occurring, in either case, during the period from the close of business on the Regular Record Date next preceding such Interest Payment Date to the opening of business on such Interest Payment Date, which Note (or portion thereof, as the case may be) is surrendered for conversion during such period, shall be paid to the Holder of such Note as of such Regular Record Date. Interest payable on any Interest Payment Date in respect of any Note surrendered for conversion on or after such Interest Payment Date shall be paid to the Holder of such Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion.

     As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption has been given (except for the payment of interest on Notes called for redemption on a Redemption Date or repurchasable on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates, as provided above). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash on the basis set forth in the Indenture or, at its option, round up to the next whole number of shares.

     A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion. However, the Company shall not be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless the person requesting such issue has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid.

     The Conversion Rate is subject to adjustment in certain events, including (a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of certain rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (determined as provided in the Indenture) of Common Stock as of the record date for shareholders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock or other property (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the fifth succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the fifth succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (being the product of the then current market price of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration paid in a tender offer by the Company or any of its Subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion rate. The Company shall compute any adjustments to the conversion price pursuant to this paragraph and will give notice to the Holders of any such adjustments.

     Notwithstanding the foregoing, in the event that the Company decides to distribute to all holders of the Common Stock common stock ("OTHER STOCK") of another corporation ("OTHER CORPORATION") and actually makes such distribution, then in lieu of making the adjustment to the Conversion Rate required by the Indenture in respect of such distribution, the Company, at its option if the requirements described below are satisfied, may place in escrow for the benefit of the Holders a number of shares of Other Stock equal to the aggregate number of shares of Other Stock that would be distributed to all Holders as of the record date for such distribution in respect of the shares of Common Stock issuable on conversion of their Notes, had such Notes been converted on such date. In the event the Company exercises this option, upon all conversions of Notes from time to time after such record date, Holders will receive their respective pro rata portions of the Other Stock held in escrow in addition to Common Stock. (Holders converting after such record date and before the distribution date will receive a due bill for the relevant number of shares of Other Stock, which will be distributed on the distribution date.) Upon any such conversion, a Holder's pro rata portion will equal the principal amount of Notes being converted divided by the aggregate principal amount of all Notes Outstanding on the record date for such distribution.

     The Company may exercise the option described in the preceding paragraph only if: (i) the aggregate number of shares of Other Stock so placed in escrow does not exceed 33 1/3% of the aggregate number of all publicly traded shares of Other Stock and (ii) the total market capitalization of the Other Corporation is at least $50 million. Compliance with the two requirements described above will be determined as of the date on which the distribution of Other Stock to the holders of Common Stock is completed, PROVIDED that if, on the record date for such distribution, shares of Other Stock are already publicly traded, then compliance with these requirements will be determined as of such record date. If these requirements are to be satisfied as of the distribution date but are not, the Company will adjust the Conversion Rate in respect of such distribution as required by the Indenture, retroactively to the day after such record date (and any Holder that receives a due bill upon conversion after such record date but before the distribution date will receive Common Stock pursuant to such adjustment, rather than Other Stock). Shares of Other Stock will be deemed to be "publicly traded" if such shares are not held by an affiliate of the Other Corporation (other than the Company), may be freely traded by the holders (other than the Company) without registration under the Securities Act, are of a class of securities registered under Section 12(b) or (g) of the Exchange Act and are either approved for trading in the Nasdaq National Market or listed on the New York Stock Exchange or the American Stock Exchange. The "total market capitalization" of the Other Corporation for these purposes will be the product of the market price per share of Other Stock on the applicable date times the aggregate number of shares of Other Stock (other than shares held by any affiliate of the Other Corporation other than the Company) outstanding on the applicable date. In the event that the aggregate number of shares to be escrowed for the benefit of the Holders would exceed the 33 1/3% limit described in clause (i) above, the Company may still exercise its option to escrow shares of Other Stock if (a) the number of shares escrowed equals 33 1/3% of the aggregate number of publicly traded shares of Other Stock on the applicable date and (b) the Conversion Rate is adjusted as required by the Indenture as if the aggregate number of shares of Other Stock distributed to holders of Common Stock consisted only of the remaining number of shares that would have been escrowed pursuant to this paragraph but for the limitation in clause (i) above, to the extent so distributed. (In such a case, any due bill received by a Holder as described above will be appropriately adjusted by the Company as necessary.)

     If the Company exercises its option as described above, it will make appropriate adjustment in the number of shares of Other Stock deliverable upon conversion of Notes in light of any event occurring with respect to Other Stock after the applicable date referred to above, in each case in a manner consistent with the provisions of the Indenture relating to adjustment of the Conversion Rate to the greatest extent possible, subject to the following sentence. If, as a result of any such adjustment, the Company would be required to deliver on conversion of all Notes then Outstanding a larger number of shares of Other Stock than the number then held in escrow (together with any shares to be received in respect of those in escrow as a result of such event), the Company will, in lieu of making such adjustment to the extent necessary, provide for an amount of cash equal to the fair market value of such adjustment (to the extent not made) to be delivered upon conversion of any Note thereafter, in addition to the shares of Other Stock otherwise deliverable. In addition, in the event that any Other Stock held in escrow at any time (x) ceases to be a class registered under Section 12(b) or
(g) of the Exchange Act, (y) ceases to be either approved for trading in the Nasdaq National Market or listed on the New York Stock Exchange or the American Stock Exchange or (z) would not be freely tradeable under the Securities Act when delivered upon conversion of Notes to a Holder that is not an affiliate of the Other Corporation, the Company will provide for cash to be delivered upon subsequent conversions of Notes in lieu of such Other Stock, in each case in an amount equal to the fair market value of the relevant portion of such Other Stock immediately prior to such event, in the case of (x) or (y), or immediately prior to such conversion, in the case of
(z). Any additional shares of Other Stock required to be delivered on conversion of Notes, and any cash required to be delivered in lieu of Other Stock, as described above will be placed in escrow for the benefit of the Holders of the Notes (with any interest earned on such cash being for the account of the Company).

     Notwithstanding the foregoing, the Company may, in lieu of placing any cash in escrow as described in the preceding paragraph, elect to adjust the Conversion Rate so that, upon any subsequent conversion, a Holder of Notes would receive an incremental number of shares of Common Stock equal to the fair market value of the portion of such cash that it would have received absent such adjustment. All determinations regarding adjustments in the number of shares of Other Stock, the substitution of cash for Other Stock and any adjustment in the Conversion Rate in lieu of the substitution of cash are to be made by the Board of Directors of the Company in good faith, and any such determination by the Board will be conclusive.

     In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in the case of any conveyance, sale, transfer or lease of all or substantially all of the properties and assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, conveyance, lease or other transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible).

     The Company from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the closing price of the Common Stock (and, if applicable, the fair market value of any Other Stock or related property then held in escrow) exceeds the Conversion Price (as defined below) by 105% in connection with an event which otherwise would be a Change in Control.

     If at any time the Company makes a distribution of property to its shareholders which would be taxable to such shareholders as a dividend for federal income tax purposes (E.G., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "United States Taxation--United States Holders--Dividends".

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on, the Notes (including amounts payable on any redemption or repurchase) will be subordinated in right of payment to the extent set forth in the Indenture to the prior full and final payment of all Senior Debt of the Company. "Senior Debt" means the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts (including collection expenses, attorney's fees and late charges) owing with respect to, the following, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or evidenced by bonds, debentures, notes or similar instruments, (b) reimbursement obligations of the Company with respect to letters of credit, bankers' acceptances and similar facilities issued for the account of the Company, (c) every obligation of the Company issued or assumed as the deferred purchase price of property or services purchased by the Company, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, (d) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under United States generally accepted accounting principles, (e) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar arrangements intended to protect the Company against fluctuations in interest or currency exchange rates, (f) indebtedness of others of the kinds described in the preceding clauses (a) - (e) that the Company has assumed, guaranteed or otherwise assured the payment thereof, directly or indirectly, and/or (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness or obligation described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of Notes; PROVIDED, HOWEVER, that the following shall not constitute Senior Debt: (i) any particular indebtedness or obligation that is owed by the Company to any of its direct and indirect Subsidiaries and (ii) any particular indebtedness, deferral, renewal, extension or refunding if it is expressly stated in the governing terms or in the assumption thereof that the indebtedness involved is not senior in right of payment to the Notes or that such indebtedness is PARI PASSU with or junior to the Notes.

     No payment on account of principal, premium, if any, or interest on the Notes may be made if (a) there shall have occurred and be continuing (i) a default in the payment of any Senior Debt or (ii) any other default with respect to any Senior Debt permitting the holders thereof to accelerate the maturity thereof, provided that, in the case of this clause (ii), such default shall not have been cured or waived or ceased to exist after written notice of such default shall have been given to the Company and the Trustee by any holder of Senior Debt, or (b) in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due on all Senior Debt must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency of the Company, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes. As of the date of this Offering Circular, the Company had no Senior Debt outstanding.

     In addition, the Notes will be effectively subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries. As of the date hereof, the Company has no subsidiaries.

     The Indenture does not limit the ability of the Company or any of its subsidiaries to incur indebtedness, including Senior Debt.

OPTIONAL REDEMPTION

     The Notes may not be redeemed prior to the close of business on October 14, 1999. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' prior notice as provided under "--Notices" below, at the redemption prices set forth below. Such redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on October 15 of the following years:

               YEAR                          REDEMPTION PRICE
               ----                          ----------------

               1999                              103.429
               2000                              102.571
               2001                              101.714
               2002                              100.857

and thereafter at a redemption price equal to 100% of the principal amount, in each case together with accrued interest to the redemption date.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     If a Change in Control (as defined below) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "REPURCHASE DATE") that is 45 days after the date of the Company Notice (as defined below), at a price in cash equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued to the Repurchase Date (the "REPURCHASE PRICE").

     The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock. The number of shares of Common Stock tendered in payment shall be determined by dividing the Repurchase Price by the value of the Common Stock, which for this purpose shall be equal to 95% of the average of the closing bid prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date. Such payment may not be made in Common Stock unless the Company satisfies certain conditions with respect thereto prior to the Repurchase Date as provided in the Indenture.

     On or before the 30th day after the occurrence of a Change in Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "COMPANY NOTICE"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. To exercise the repurchase right, a Holder of Notes must deliver on or before the fifth day prior to the Repurchase Date irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised.

     A Change in Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

     (i) the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company or any employee benefit plan of the Company; or

     (ii) any consolidation or merger of the Company with or into any other Person, any merger of another Person into the Company, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of the Company to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and (y) pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock);

     PROVIDED, HOWEVER, that a Change in Control shall not be deemed to have occurred if the sum of the closing bid price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the date of the Change in Control or the date of the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) above) plus the fair market value per share (as determined by the Board of

Directors in good faith, which determination shall be conclusive) of any Other Stock or other property then held in escrow for the benefit of the Holders as described above under "--Conversion Rights", shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day. The "Conversion Price" is equal to $1,000 divided by the Conversion Rate. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act. "Person" includes any syndicate or group which would be deemed to be a "person" under Section 13
(d)(3) of the Exchange Act.

     The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market or by tender at any price or by private agreement. Subject to certain limitations imposed by the Purchase Agreement with the Purchasers, any Note so purchased by the Company may be reissued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Notes surrendered as aforesaid may not be reissued or resold and will be cancelled promptly.

     The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company shall not consolidate with or merge into any other Person or, directly or indirectly, convey, transfer, sell or lease all or substantially all of its properties and assets to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer, sell or lease all or substantially all of its properties and assets to the Company, unless (a) the Person formed by such consolidation or into or with which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture and shall have provided for conversion rights as described above under "--Conversion Rights", (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (c) the Company shall have provided to the Trustee an Officer's Certificate and Opinion of Counsel as provided in the Indenture.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay principal or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture,
(b) failure to pay any interest on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) default in the Company's obligation to provide notice of a Change in Control; (d) failure to perform any other covenant or warranty of the Company in the Indenture, continuing for 60 days after written notice to the Company by the Trustee or the Holders of at least 10% in aggregate principal amount of Outstanding Notes; (e) failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company in excess of $5,000,000 if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice to the Company by the Trustee or the Holders of at least 10% in aggregate principal amount of Outstanding Notes; and (f) certain events of bankruptcy, insolvency or reorganization of the Company. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default (other than an Event of Default specified in clause (f) above) occurs and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes. If an Event of Default specified in clause (f) occurs and is continuing, the principal and any accrued interest on all of the Notes then Outstanding shall IPSO FACTO become due and payable immediately without any declaration or other Act on the part of the Trustee or any Holder.

     At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration has been issued, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances as set forth in the Indenture, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, See "--Modification and Waiver."

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note or after the respective due dates expressed in such Note or of the right to convert such
Note in accordance with the Indenture.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made with the written consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note, (c) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (d) change the place or currency of payment of principal of, premium, if any, or interest on any Note, (e) impair the right to institute suit for the enforcement of any payment on or with respect to, or the right to convert, any Note, (f) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company or distributions of Other Stock, adversely affect the right to convert Notes, (g) modify the subordination provisions in a manner adverse to the Holders of the Notes, (h) reduce the above-stated percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (i) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws.

     The Holders of a majority in aggregate principal amount of Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default by the Company under the Indenture, except a default in the payment of principal, premium, if any, or interest or a default in any covenant or provision which under the Indenture cannot be modified or amended without the consent of each Holder of Outstanding Notes.

NOTICES

     Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of mailing of the notice.

     Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the Redemption Date (which notice shall be irrevocable) and will specify the Redemption Date and the Redemption Price.

PAYMENT OF STAMP AND OTHER TAXES

     The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. The Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

GOVERNING LAW

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

     State Street Bank and Trust Company is the Trustee for the Notes.


DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, no par value, and 500,000 shares of preferred stock, $.01 par value ("PREFERRED STOCK").

COMMON STOCK

     As of March 31, 1997, there were 26,493,367 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of Directors may elect all of the Directors standing for election. Subject to preferential dividend rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to the holders of Common Stock, and subject to any prior rights of any outstanding Preferred Stock. Holders of Common Stock have no cumulative voting rights nor any preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are, and the shares issuable upon the conversion of the Notes offered hereby will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors is authorized, without stockholder approval, to issue the Preferred Stock in one or more series, with such rights, preferences and qualifications as the Board of Directors may in its discretion determine. The Company currently has no plans to issue any shares of Preferred Stock. If the Company issues Preferred Stock in the future, the terms of the Preferred Stock may include, among other things, extraordinary voting, dividend, redemption or conversion rights which could discourage acquisition bids of the Company and adversely affect the holders of Common Stock. Massachusetts Law and Certain Charter and By-Law Provisions Certain Anti-Takeover Provisions

MASSACHUSETTS LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company is subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a Massachusetts corporation with more than 200 stockholders from engaging in a "business combination" with "interested stockholders" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) the Board of Directors approves the business combination or the transaction in which the interested stockholder became an interested stockholder prior to such stockholder becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time the stockholder becomes an interested stockholder or (iii) the business combination is approved by both the Board of Directors at a meeting or by written consent and holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting and not by written consent. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the corporation's voting stock. A "business combination" includes a merger, a stock or asset sale, and certain other specified transactions resulting in a financial benefit to the stockholder. In addition, Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisition," provides, in general, that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize at a meeting and not by written consent.

     Massachusetts General Laws Chapter 156B, Section 50A, requires that, unless an express election is made, a publicly held Massachusetts corporation have a classified Board of Directors consisting of three classes as nearly equal in size as possible. The Company is subject to the provisions of
Section 50A.

     Certain of the provisions of the Company's Restated Articles of Organization discussed above and the Massachusetts Business Corporation Law would make more difficult or could discourage a proxy contest or the acquisitions of control by a holder of a substantial block of the Company's stock or the removal of the incumbent Board of Directors and could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, because certain provisions of the Restated Articles of Organization and the Massachusetts Business Corporation Law are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

     Reference is made to the full text of the foregoing statutes, the Company's Restated Articles of Organization and the Company's Amended and Restated By-laws for their entire terms, and the partial summary contained herein is not intended to be complete.

ELIMINATION OF MONETARY LIABILITY FOR OFFICERS AND DIRECTORS

     The Company's Restated Articles of Organization also incorporate certain provisions permitted under the Massachusetts General Laws relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or authorization of distributions in violation of the Restated Articles of Organization or of loans to officers or Directors of the Company, but do not eliminate a Director's duty of care. Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws. The Company's Restated Articles of Organization and Amended and Restated By-Laws also contain provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the Massachusetts General Laws. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors or officers.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Restated Articles of Organization also contain provisions to indemnify its Directors, officers, employees or other agents to the fullest extent permitted by the Massachusetts General Laws. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from Directors. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors or officers.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock of the Company is Boston EquiServ LLP.

                          UNITED STATES TAXATION

     The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain United States Treasury Regulations ("TREASURY REGULATIONS"), now in proposed form), all of which are subject to change. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "CODE")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, straddle or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. This summary discusses the tax considerations applicable to the initial purchasers of the Notes who purchase the Notes at their "issue price," as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. The Company has not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means a beneficial owner of a Note or Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code.

PAYMENT OF INTEREST

     Interest on a Note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, less any principal payments received by such Holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption, and otherwise will be short-term capital gain or loss.

CONVERSION OF THE NOTES

     A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except with respect to cash received in lieu of a fractional Share of Common Stock. Such United States Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

     Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

DIVIDENDS

     Distributions paid on the Common Stock generally will be includable in the income of the United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits. Distributions paid on shares of Common Stock that are in excess of the Company's current or accumulated earnings and profits will generally be treated, first, as a tax-free return of capital to the extent of the United States Holder's adjusted tax basis in its shares, and then as capital gain.

     United States Holders should also note that, as a consequence of the conversion feature inherent in the Notes, under Section 305 of the Code, certain events, such as a modification to the conversion price of the Notes to take into account certain dividends, if any, distributed on the Common Stock, could cause a Holder of Notes to realize ordinary income in respect of the Notes without a corresponding receipt of cash or other property.

SALE OF COMMON STOCK

     Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash and the fair market value of any property received pursuant to the sale or exchange and (ii) such United States Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Common Stock is more than one year at the time of the sale or exchange. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "--Conversion of the Notes."

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

     As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder.

PAYMENT OF INTEREST

     Payment of interest on a Note by the Company or any paying agent to a Non-United States Holder will quality for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non- United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business and (iv) either (a) provides a Form W-8 (or suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) deposits the Note with a securities clearing organization, bank or financial institution that holds customers' securities in the ordinary course of its trade or business and which holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States
Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

     Recently proposed Treasury Regulations (the "PROPOSED REGULATIONS") would provide alternative methods for satisfying the certification requirement described in clause (iv) above. The Proposed Regulations also would require, in the case of Notes held by a foreign partnership, that (a) the certification described in clause (iv) above be provided by the partners rather than by the foreign partnership and (b) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Proposed Regulations would be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

     Except to the extent otherwise provided under an applicable treaty, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest on a Note if such interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to United States federal income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers IRS Form 4224 to the payor.

     Interest income of a Non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     A Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of a Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note to Common Stock, unless
(1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such Holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States, (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) the Company is a United States real property holding corporation (see discussion under "United States Foreign Investment in Real Property Tax Act" below).

CONVERSION OF THE NOTES

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any one of the four exceptions described above under "Non-United States Holders---Sale, Exchange or Redemption of the Notes" is applicable.

SALE OR EXCHANGE OF COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any one of the four exceptions described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes" is applicable.

DIVIDENDS

     Dividends paid (or deemed paid, as described above under "United States Holders--Dividends") on Common Stock to a Non-United States Holder will be subject to United States federal withholding tax at 30% rate (or lower rate provided under an applicable income tax treaty), unless the dividends are effectively connected with the conduct of a trade or business in the United States (and are attributable to a United States permanent establishment of such Holder, if an applicable income tax treaty so requires as a condition for the Non-United States Holder to be subject to United States income taxes on a net income basis in respect of such dividends). Except to the extent otherwise provided under an applicable tax treaty, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to withholding tax if the Non-United States Holder timely delivers IRS Form 4224 to the payor.

     Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding rules discussed below and, under the current interpretation of Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under the Proposed Regulations, however, a Non-United States Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Proposed Regulations, in the case of Common Stock held by a foreign partnership (x) the certification requirement would generally be applied to the partners of the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Proposed Regulations also provide look-through rules for tiered partnerships. It is not certain whether, or in what form, the Proposed Regulations will be adopted or the provisions they will include if and when adopted in temporary or final form.

DEATH OF A NON-UNITED STATES HOLDER

     A Note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Note would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

     Common Stock actually or beneficially held by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     Under current law, information reporting on IRS Form 1099 and backup withholding will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders--Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the Holder is a United States person. The Company or a paying agent, however, may report (on IRS Form 1042-S) payments of interest on Notes.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "Non-United States Holder--Payment of Interest" or otherwise establishes an exemption.

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

     If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements described in this section, provided the payor does not have definite knowledge that the payee is a United States person (see discussion under "Non-United States Holders--Dividends" with respect to the Proposed Regulations).

     These backup withholding and information reporting rules are under review by the United States Department of the Treasury, and their application to the Notes and Common Stock could be changed prospectively by future regulations.

UNITED STATES FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

     Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." However, stock in a United States corporation generally will not be treated as a United States real property interest if, at any time during the calendar year, that class of stock of the corporation is regularly traded on an established securities market and the relevant Holder holds five percent or less of such class of stock (the "REGULARLY TRADED EXEMPTION"). The Company has not been, is not, and does not anticipate becoming a United States real property holding corporation. In the unlikely event that it is not established that the Company is not a United States real property holding corporation, then, unless an exemption applies, both the Common Stock and the Notes would be treated as United States real property interests and the disposition of either Common Stock or Notes by a Non-United States Holder would be subject to FIRPTA tax and withholding.

                           VALIDITY OF SECURITIES

     The validity of the Notes and Common Stock offered herein have been passed upon for the Company by Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts.

                                  EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report Form 10-K for the year ended 12/31/96, have been incorporated herein in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


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